EXHIBIT 11

                    ARTRA GROUP INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK
                     (In thousands except per share amounts)


                                                            Three Months Ended
                                                            -------------------
  Line                                                      March 28,  March 30,
                                                              1996       1995*
---------                                                   --------    -------

 AVERAGE SHARES OUTSTANDING
 1    Weighted average number of shares of
          common stock outstanding during the period           7,401      6,689
 2    Net additional shares assuming stock options
          and warrants exercised and proceeds
          used to purchase treasury shares                       272         52
                                                            ---------   --------
 3    Weighted average number of shares and
          equivalent shares of common stock
          outstanding during the period                        7,673      6,741
                                                            =========   ========

 EARNINGS (LOSS)
 4    Earnings (loss )from continuing operations                 959     (3,165)
 5    Less dividends applicable
          to redeemable preferred stock                         (148)      (135)
 6    Less redeemable common stock accretion                     (86)       (78)
                                                            =========   ========
 7    Amount for per share computation                          $725    ($3,378)
                                                            =========   ========

 8    Earnings (loss) before extraordinary credit                959     (3,089)
 9    Less dividends applicable
          to redeemable preferred stock                         (148)      (135)
 10   Less redeemable common stock accretion                     (86)       (78)
                                                            =========   ========
 11   Amount for per share computation                          $725    ($3,302)
                                                            =========   ========

 12   Net earnings                                           $10,383     $6,023
 13   Less dividends applicable
          to redeemable preferred stock                         (148)      (135)
 14   Less redeemable common stock accretion                     (86)       (78)
                                                            ---------   --------
 15   Amount for per share computation                       $10,149      5,810
                                                            =========   ========

 PER SHARE AMOUNTS
      Earnings (loss) from continuing operations
        (line 7 / line 3)                                      $0.09     ($0.50)
                                                            =========   ========

      Earnings (loss) before extraordinary credit
        (line 11 / line 3)                                     $0.09     ($0.49)
                                                            =========   ========

      Net earnings
        (line 15 / line 3)                                     $1.32      $0.86
                                                            =========   ========

       Earnings (loss) per share is computed by dividing net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share are not presented since the result is equivalent to primary earnings (loss) per share.

_______________________________________________
*  As reclassified for discontinued operations.